Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS EXCELLENT FISCAL 2022 RESULTS

Full Year Net Sales Increased 9% and Diluted EPS Decreased to $6.55 from $7.79

Organic Net Sales1 Grew 8% and Adjusted Diluted EPS Increased 12% in Constant Currency

Strong Organic Sales Growth Expected in Fiscal 2023

New York, August 18, 2022 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $17.74 billion for its fiscal year ended June 30, 2022, an increase of 9% from $16.22 billion in the prior-year period. Organic net sales increased 8%, driven by double-digit growth in The Americas and Europe, the Middle East & Africa (“EMEA”) regions, largely reflecting a recovery in brick-and-mortar retail stores, as well as double-digit growth in global online2 and growth in travel retail.

The Company reported net earnings3 of $2.39 billion, compared with net earnings of $2.87 billion in the prior-year period. Diluted net earnings per common share was $6.55, compared with $7.79 reported in the prior-year period. Excluding restructuring and other charges and adjustments as detailed on page 3, adjusted diluted net earnings per common share was $7.24, a 12% increase in constant currency.

Fabrizio Freda, President and Chief Executive Officer said, “We delivered excellent results in fiscal 2022, exceeding our expectations in the fourth quarter and achieving record revenue and profitability on an adjusted basis for the year. Our multiple engines of growth strategy proved invaluable amid pandemic and macro complexity, affording us the diversification to seize growth of the moment. The Americas and EMEA prospered, Fragrance soared, and Makeup realized the promise of its emerging renaissance.

“La Mer, M·A·C, and Jo Malone London led the contribution of double-digit organic sales growth by nine brands, impressive on its own and especially so given the significant pressure from COVID-19 in Asia/Pacific at the end of the year. Brick-and-mortar and Online each grew globally, as we capitalized on reopening, extended our consumer reach in high-growth channels, and amplified our omni-channel capabilities.”

1 Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact of currency translation. We believe that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.
2 Online sales discussed throughout includes sales of our products from our websites and third-party platforms, as well as estimated sales of our products sold through our retailers’ websites.
3 Net earnings attributable to The Estée Lauder Companies Inc. which excludes net (earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interest.

Freda concluded, “We are very confident in the strength of our Company and in the vibrant long-term growth opportunity of prestige beauty, but recognize the environment remains complex and uncertain at this point in time. For fiscal 2023, we expect to deliver strong organic sales growth, fueled by our diversified growth engines and enticing innovation, and to take the opportunity in this volatile year to continue investing for our exciting future.”

COVID-19 Business Update
The COVID-19 pandemic continued to disrupt the Company’s operating environment globally, primarily impacting supply chain, inventory levels and other logistics during the year ended June 30, 2022. The resurgence of COVID-19 cases in many Chinese provinces led to restrictions late in the fiscal 2022 third quarter that remained in place through the end of fiscal 2022 to prevent further spread of the virus. Consequently, retail traffic, travel and distribution capabilities were temporarily curtailed. The Company’s distribution facilities in Shanghai operated with limited capacity to fulfill brick-and-mortar and online orders beginning in mid-March 2022 and returned to normal capacity by early June 2022.

Fiscal 2022 Results
Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably the acquisition of the majority interest in Deciem Beauty Group Inc. (“DECIEM”) and the closure of BECCA); as well as the impact of currency translation. Product category and geographic region sales commentary reflect organic performance.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Year Ended June 30, 2022
As Reported - GAAP(1)	9%

Organic, Non-GAAP(2)	8%
Impact of acquisitions, divestitures and brand closures, net	2
Impact of foreign currency translation	(1)
Returns associated with restructuring and other activities	—
As Reported - GAAP(1)	9%

(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impact of currency translation.

Adjusted diluted earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Year Ended June 30
	2022	2021	Growth
As Reported EPS - GAAP(1)	$6.55	$7.79	(16)%

Non-GAAP
Restructuring and other charges	.31	.48
Changes in fair value of contingent consideration	—	(.01)
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	(.12)	.09
Goodwill, other intangible and long-lived asset impairments	.50	.40
Other income	—	(2.30)
Adjusted EPS - Non-GAAP	$7.24	$6.45	12%
Impact of foreign currency translation on earnings per share	(.04)
Adjusted Constant Currency EPS - Non-GAAP	$7.20		12%

(1)Includes restructuring and other charges and adjustments

Net sales in most of the Company’s product categories and in EMEA were adversely impacted by a stronger U.S. dollar in relation to most currencies. Operating income was favorably impacted by the stronger U.S. dollar.

Total reported operating income was $3.17 billion, an increase from $2.62 billion in the prior-year period. In constant currency, adjusted operating income increased 13% to $3.48 billion, primarily reflecting higher net sales and excluding the following items:
•Fiscal 2022: $241 million of other intangible asset impairments related to Dr.Jart+ and GLAMGLOW and $144 million of restructuring and other charges, partially offset by $55 million of income related to the change in fair value of DECIEM acquisition-related stock options.
•Fiscal 2021: $226 million of restructuring and other charges and adjustments, $117 million of goodwill and other intangible asset impairments related to GLAMGLOW and Smashbox, $71 million of asset impairments related to some of the Company’s freestanding stores and $40 million of DECIEM acquisition-related stock options expense.
•The favorable impact of currency translation of $21 million.

Results by Product Category (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
Skin Care	$9,886	$9,484	4%	4%	$2,753	$3,036	(9)%
Makeup	4,667	4,203	11	12	133	(384)	100+
Fragrance	2,508	1,926	30	32	456	215	100+
Hair Care	631	571	11	12	(28)	(19)	(47)
Other	49	45	9	9	—	(2)	100
Subtotal	$17,741	$16,229	9%	10%	$3,314	$2,846	16%
Returns/charges associated with restructuring and other activities	(4)	(14)			(144)	(228)
Total	$17,737	$16,215	9%	10%	$3,170	$2,618	21%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Year Ended June 30 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
Skin Care	—%	4%	—%	4%
Makeup	12	—	(1)	11
Fragrance	32	—	(2)	30
Hair Care	12	—	(1)	11
Other	4	5	—	9
Subtotal	8%	2%	(1)%	9%
Returns associated with restructuring and other activities				—
Total	8%	2%	(1)%	9%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impact of currency translation.

Skin Care
•Skin care net sales grew in The Americas, which was offset by a decline in the EMEA region. Net sales growth from La Mer, Clinique and Bobbi Brown was offset by a decline from Estée Lauder. High single-digit growth in the first nine months of the fiscal year was offset by the negative impacts from the increased COVID-related restrictions in China in the fourth quarter, including the temporarily reduced capacity at the Company’s distribution facilities in Shanghai, resulting in flat skin care growth for the fiscal year.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 4 percentage points to net sales growth.

•Double-digit growth from La Mer was driven by strength among Chinese consumers in both mainland China and travel retail. Net sales growth reflected increases in hero products, including Crème de la Mer and the upgrade to The Treatment Lotion. The launch of The Hydrating Infused Emulsion and targeted expanded consumer reach, including the launch on a new online platform in mainland China, also contributed to growth.
•Clinique net sales growth was driven by strong demand for its hero products, including the Take The Day Off line of products and Even Better Clinical Radical Dark Spot Corrector + Interrupter, as well as the launch of Smart Clinical Repair Wrinkle Correcting Serum.
•Bobbi Brown delivered strong double-digit skin care net sales growth in every region, led by robust demand from Chinese consumers. Net sales growth reflected increases in hero products, including Soothing Cleansing Oil and Vitamin Enriched Face Base. Successful performance during holiday and key shopping moments, as well as targeted consumer reach also contributed to growth.
•Estée Lauder skin care net sales declined, reflecting challenges in the second half of fiscal 2022 due to the resurgence of COVID-19 cases in Asia that led to increased restrictions. Estée Lauder was disproportionately impacted by the temporarily reduced capacity at the Company’s distribution facilities in Shanghai in the fourth quarter. Difficult comparisons to the prior-year launch of the upgraded Advanced Night Repair Synchronized Multi-Recovery Complex also impacted growth.
•Skin care operating income decreased, primarily from lower net sales related to the resurgence of COVID-19 cases in Asia in the second half of fiscal 2022, as well as the year-over-year increase of goodwill and other intangible asset impairments of approximately $135 million.

Makeup
•Makeup net sales increased among most brands, reflecting continued recovery in western markets, increased usage occasions and easier comparisons to the prior year. The growth was led by increases from both M·A·C and Estée Lauder.
•M·A·C’s double-digit net sales growth was driven by hero products, such as Studio Fix, the launch of MACStack mascara, and successful social media campaigns to drive the makeup renaissance.
•Double-digit net sales growth from Estée Lauder was fueled by the Double Wear and Futurist foundation product lines, as well as the successful launch of Double Wear Sheer Long-Wear Makeup.
•Makeup operating income improved, primarily reflecting higher net sales and the year-over-year reduction of other intangible and long-lived asset impairments of approximately $63 million.

Fragrance
•Net sales grew across every region and every fragrance brand, led by Jo Malone London, Tom Ford Beauty and Le Labo.
•Jo Malone London’s net sales grew strong double digits, primarily driven by strength in colognes, particularly in hero franchises like English Pear & Freesia as well as the launches of House of Roses and the Blossoms Collection. Bath & Body and Home also delivered strong growth reflecting consumer habits developed during the pandemic.

Successful performance during holiday and key shopping moments also contributed to growth.
•Tom Ford Beauty grew strong double digits, reflecting strength in its Signature and Private Blend fragrances, including Black Orchid and Oud Wood. The launch of Ombre Leather Parfum also contributed to growth and helped drive the Ombre Leather franchise.
•Net sales from Le Labo also rose strong double digits with growth in all regions, reflecting the recovery of brick-and-mortar, improved retail traffic, and targeted expanded consumer reach. Growth was driven by hero fragrances, such as Santal 33, as well as the successful launch of Thé Matcha 26.
•Fragrance operating income increased, driven primarily by higher net sales, partially offset by strategic investments to support brick-and-mortar reopening.

Hair Care
•Hair care net sales rose across every region, reflecting increases from both Aveda and Bumble and bumble as brick-and-mortar recovered from prior-year closures related to COVID-19 through much of the world.
•Aveda’s growth reflected the continued success of its hero franchises, including Botanical Repair and Nutriplenish, as well as the relaunch of Full Spectrum Semi-Permanent Treatment Hair Color and the launch of Botanical Repair Strengthening Overnight Serum.
•Double-digit net sales growth at Bumble and bumble primarily reflected growth in hero franchises and the launches of Thickening Plumping Mask and Thickening Go Big Plumping Treatment. Targeted expanded consumer reach also contributed to growth.
•Hair care operating results declined reflecting strategic investments to support the brick-and-mortar recovery and targeted expanded consumer reach, partially offset by higher net sales.

Results by Geographic Region (Unaudited)

	Year Ended June 30
	Net Sales		Percentage Change		Operating Income		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
The Americas	$4,623	$3,797	22%	21%	$1,159	$518	100+%
Europe, the Middle East & Africa	7,681	6,946	11	12	1,360	1,335	2
Asia/Pacific	5,437	5,486	(1)	(1)	795	993	(20)
Subtotal	$17,741	$16,229	9%	10%	$3,314	$2,846	16%
Returns/charges associated with restructuring and other activities	(4)	(14)			(144)	(228)	37
Total	$17,737	$16,215	9%	10%	$3,170	$2,618	21%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Year Ended June 30 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
The Americas	16%	5%	1%	22%
Europe, the Middle East & Africa	10	2	(1)	11
Asia/Pacific	(2)	1	—	(1)
Subtotal	8%	2%	(1)%	9%
Returns associated with restructuring and other activities				—
Total	8%	2%	(1)%	9%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impact of currency translation.

The Americas
•Net sales grew strong double digits in the United States, Canada and Latin America as brick-and-mortar retail traffic recovered during the year. Net sales increased in every product category and in nearly every distribution channel.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 5 percentage points to net sales growth.
•Brick-and-mortar net sales increased strong double digits, benefiting from the year-over-year increase in open retail locations, as well as improved traffic.
•In North America, net sales growth was led by makeup, which was disproportionately impacted by the greater challenges stemming from the COVID-19 pandemic in the prior-year period, as well as continued growth in fragrance.
•In Latin America, net sales grew in nearly every market and product category.
•Operating income in The Americas increased, primarily reflecting higher net sales, the year-over-year reduction of goodwill, other intangible and long-lived asset impairments of $129 million, partially offset by strategic investments to support the reopening of brick-and-mortar retail and the makeup recovery.

Europe, the Middle East & Africa
•Net sales grew in nearly every market, led by the United Kingdom. The growth reflects strong double-digit recovery in brick-and-mortar compared to the prior year when retail traffic was more negatively impacted by COVID-19.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 2 percentage points to net sales growth.
•Net sales from most emerging markets in the region increased double digits, driven by the brick-and-mortar recovery.
•Net sales grew double digits in makeup, fragrance and haircare, partly reflecting the return of more social activities and in-store services.
•Global travel retail net sales increased year-over-year reflecting continued growth from Asia/Pacific despite increased travel restrictions beginning in March 2022 that particularly impacted Hainan. Travel retail net sales also grew from EMEA and The Americas driven by increased traffic as COVID-19 restrictions were lifted.

•Operating income increased, reflecting brick-and-mortar recovery, partially offset by an increase in the intercompany royalty expense related to the growth in our travel retail business.

Asia/Pacific
•Net sales declined slightly, reflecting variability in recovery and COVID restrictions across the region. Net sales growth in more than half of the markets in the region was offset by increased COVID-19 restrictions during the second half of fiscal 2022. Mid-single-digit growth in the first nine months of the fiscal year was offset by the negative impacts from the increased COVID-related restrictions in China in the fourth quarter, including the temporarily reduced capacity at the Company’s distribution facilities in Shanghai, resulting in a modest decline in Asia/Pacific growth for the fiscal year.
•The non-comparable impacts of net sales related to acquisitions, divestitures and brand closures contributed approximately 1 percentage point to net sales growth.
•Net sales declines in makeup and skin care were only partly offset by net sales growth from fragrance and hair care in the region.
•Net sales declined in brick-and-mortar due to soft traffic in areas most impacted by rising cases of COVID-19. Strong double-digit online growth partly offset the decline in brick-and-mortar as the Company and many retailers continued to capture consumer demand online.
•In mainland China, net sales was close to flat year-over-year as the impact from the rise in COVID-19 restrictions was mostly offset by very strong growth in the first half of fiscal 2022. Net sales benefited from successful programs during key shopping events, including the 11.11 Global Shopping Festival and the 6.18 Mid-Year Shopping Festival, where the Estée Lauder brand was ranked the #1 prestige beauty flagship store on both Tmall and JD.
•Operating income decreased, due entirely to the fiscal 2022 other intangible asset impairment of $230 million relating to Dr.Jart+.

Cash Flows
•For the twelve months ended June 30, 2022, net cash flows provided by operating activities were $3.04 billion, compared with $3.63 billion in the prior year, reflecting higher working capital needs to support growth and to mitigate the global supply chain challenges, as well as higher cash paid for taxes, partially offset by higher earnings before taxes, excluding non-cash items.
•Capital Expenditures increased to $1.04 billion compared to $0.64 billion in the prior-year period, primarily driven by increased investments for a new manufacturing facility in Japan, online capabilities, the Company’s freestanding stores and counters at retailers to support new and existing distribution and information technology enhancements as well as investments to support the reopening of the Company’s offices located around the world, which were previously closed due to COVID-19.
•The Company ended the year with $3.96 billion in cash and cash equivalents after returning $3.15 billion cash to stockholders through dividends and share repurchases during the twelve month period.

Fourth Quarter Results
•For the three months ended June 30, 2022, the Company reported net sales of $3.56 billion, a 10% decrease compared with $3.94 billion in the prior-year period. Organic net sales decreased 8%.
•Strong growth in The Americas where improved foot traffic in brick-and-mortar drove net sales growth in every category was more than offset by the negative impacts from the increased COVID-related restrictions in China that affected travel and retail traffic as well as temporarily reducing capacity at the Company’s Shanghai distribution facilities. In addition, the Company suspended commercial activities in Russia and Ukraine after the invasion of Ukraine. As a result, net sales declined in both Asia/Pacific and EMEA.
•Net earnings4 were $52 million, and diluted earnings per share was $.14. In the prior-year quarter, the Company reported net earnings4 of $1.02 billion and diluted earnings per share of $2.76.
•During the three-months ended June 30, 2022, the Company recorded restructuring and other charges, other intangible asset impairments, and expense relating to the change in fair value of acquisition-related stock options that, combined, resulted in an unfavorable impact of $128 million ($101 million less the portion attributable to redeemable noncontrolling interest and net of tax), equal to $.28 per diluted share, as detailed on page 18. The prior-year period results include restructuring and other charges, changes in contingent consideration, goodwill, other intangible and long-lived asset impairments, acquisition-related stock option expense (less the portion attributable to redeemable noncontrolling interest), and other income primarily related to a gain on a previously held equity investment in DECIEM that, combined, resulted in a favorable impact of $696 million ($731 million after tax), equal to $1.98 per diluted share, as detailed on page 18.
•Excluding restructuring and other charges and adjustments referred to in the previous bullet, adjusted diluted net earnings per common share for the three months ended June 30, 2022 was $.42, a decrease from adjusted diluted net earnings per common share of $.78 in the three months ended June 30, 2021. Adjusted diluted net earnings per common share was $.43 in constant currency.

Outlook for Fiscal 2023 First Quarter and Full Year
The Company enters the fiscal year during a volatile period of record inflation, supply chain disruptions, strengthening U.S. dollar, risk of a slowdown in many markets globally, and with a strong headwind from the August 2022 COVID-19 restrictions in Hainan. The Company remains excited about the prospects and future growth in global prestige beauty and plans to invest in its business during this difficult environment to support share gains and long-term growth. With multiple engines of growth across regions, brands, product categories and channels, the Company is well-positioned to drive diversified growth across its portfolio as it manages through this period.

The full year outlook reflects the following assumptions and expectations:
•More balanced growth across categories, regions and channels as the impacts of COVID-19 restrictions begin to abate.
•Targeted expanded distribution throughout the year to retailers that provide broader consumer reach.
4 Net earnings attributable to The Estée Lauder Companies Inc. which excludes net (earnings)/loss attributable to noncontrolling interests and redeemable noncontrolling interest.

•A continued gradual resumption of global international travel, including to Hainan.
•Inflationary pressures, including higher transportation and logistics costs, are negatively impacting both cost of sales and operating expenses in fiscal 2023. The Company expects to mitigate most of the impact to its business and costs through strategic price increases, mix optimization and cost savings in other areas.
•Incremental savings from the Post-COVID Business Acceleration Program and reinvestment in advertising and capabilities.
•Full-year effective tax rate of approximately 23%.
•Net cash flows provided by operating activities are forecast to be between $3.1 billion and $3.2 billion, assuming the Company achieves the results described below, and capital expenditures are expected to be approximately 6.5% of projected sales to support the continued build out of the manufacturing facility in Japan and continued investment in customer facing capital including counters and online technologies.

The Company is mindful of ongoing risks related to the COVID-19 pandemic as well as risks related to the effects of the global macro environment, including the risk of recession; currency volatility; increasing inflationary pressures; supply chain disruptions; social and political issues; regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on our cost base and is monitoring the impact on consumer preferences.

Full Year Fiscal 2023

Sales Outlook
•Reported net sales are forecasted to increase between 3% and 5% versus the prior-year period. This range includes:
◦The negative impact of 1% from the termination of the Company’s license agreements for the Donna Karan New York, DKNY, Michael Kors, Tommy Hilfiger and Ermenegildo Zegna product lines effective June 30, 2022.
◦A negative impact of 1% related to Russia and Ukraine.
◦A negative 3% due to foreign currency translation, as well as an additional 1% due to certain impacts of foreign currency transactions in key international travel retail markets.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of currency translation, are forecasted to increase between 7% and 9%. This includes the negative impacts related to Russia and Ukraine, as well as foreign currency transactions, noted above.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $7.11 and $7.33. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $7.39 and $7.54.
•Adjusted diluted earnings per common share are expected to increase between 5% and 7% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using July 31, 2022 spot rates for fiscal 2023:
◦The negative currency impact equates to about $.20 of diluted earnings per share.

◦The impact from certain foreign currency transactions in key international travel retail markets is expected to negatively impact adjusted diluted earnings per common share growth by 6%.

First Quarter Fiscal 2023

Sales Outlook
•Reported net sales are forecasted to decrease between 10% and 8% versus the prior-year period. This range includes the negative impacts from the termination of the Company’s license agreements for the Donna Karan New York, DKNY, Michael Kors, Tommy Hilfiger and Ermenegildo Zegna product lines effective June 30, 2022, the negative impact related to Russia and Ukraine, and the negative impact from foreign currency translation, as well as certain impacts of foreign currency transactions in key international travel retail markets.
•Organic net sales, which excludes returns associated with restructuring and other activities; non-comparable impacts from acquisitions, divestitures and brand closures; as well as the impact of currency translation, are forecasted to decrease between 6% and 4%. This includes the negative impacts related to Russia and Ukraine, as well as foreign currency transactions, noted above.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $1.16 and $1.28. Excluding restructuring and other charges, diluted net earnings per common share are projected to be between $1.22 and $1.32.
•Adjusted diluted earnings per common share are expected to decrease between 34% and 28% on a constant currency basis. Currency exchange rates are volatile and difficult to predict. Using July 31, 2022 spot rates for the first quarter of fiscal 2023:
◦The negative currency impact equates to about $.04 of diluted earnings per share.
◦The impact from certain foreign currency transactions in key international travel retail markets is expected to negatively impact adjusted diluted earnings per common share growth by 5%.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

	Three Months Ending	Twelve Months Ending
	September 30, 2022(F)	June 30, 2023(F)
As Reported - GAAP(1)	(10%) - (8%)	3% - 5%

Organic, Non-GAAP(2)	(6%) - (4%)	7% - 9%
Impact of acquisitions, divestitures and brand closures	(1)	(1)
Impact of foreign currency translation	(3)	(3)
Returns associated with restructuring and other activities	—	—
As Reported - GAAP(1)	(10%) - (8%)	3% - 5%
(1)Includes returns associated with restructuring and other activities
(2)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of already announced acquisitions, divestitures and brand closures (i.e., certain of your designer fragrances); as well as the impact of currency translation.

(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Earnings Per Share (“EPS”) (Unaudited)

	Three Months Ending			Twelve Months Ending
	September 30			June 30
	2022(F)	2021	Growth	2023(F)	2022	Variance
Forecasted/As Reported EPS - GAAP(1)	$1.16 - $1.28	$1.88	(38%) - (32%)	$7.11 - $7.33	$6.55	9% - 12%

Non-GAAP
Restructuring and other charges	.04 - .06	.01		.21 - .28	.31
Change in fair value of acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	—		—	(.12)
Other intangible and long-lived asset impairments	—	—		—	.50
Forecasted/Adjusted EPS - Non-GAAP	$1.22- $1.32	$1.89	(36%) - (30%)	$7.39 - $7.54	$7.24	2% - 4%
Impact of foreign currency translation	.04			.20
Forecasted Adjusted Constant Currency EPS - Non-GAAP	$1.26 - $1.36		(34%) - (28%)	$7.59 - $7.74		5% - 7%
(1)Includes restructuring and other charges and adjustments
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, August 18, 2022 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 8308619). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address our expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, our long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions.

Factors that could cause actual results to differ materially from our forward-looking statements include the following:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)impacts attributable to the COVID-19 pandemic, including disruptions to our global business;
(12)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(13)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(14)changes in product mix to products which are less profitable;

(15)the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;
(16)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(17)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(18)the timing and impact of acquisitions, investments and divestitures; and
(19)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD BEAUTY, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, and the DECIEM family of brands, including The Ordinary and NIOD.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

	Three Months Ended June 30		Percentage Change	Year Ended June 30		Percentage Change
($ in millions, except per share data)	2022	2021		2022	2021
Net sales(A)	$3,561	$3,936	(10)%	$17,737	$16,215	9%
Cost of sales(A)	1,031	986	5	4,305	3,834	12
Gross profit	2,530	2,950	(14)	13,432	12,381	8
Gross margin	71.0%	74.9%		75.7%	76.4%

Operating expenses
Selling, general and administrative(B)	2,334	2,610	(11)	9,888	9,371	6
Restructuring and other charges(A)	92	32	100+	133	204	(35)
Goodwill impairment(C)	—	—	—	—	54	(100)
Impairment of other intangible and long-lived assets(C)	25	74	(66)	241	134	80
Total operating expenses	2,451	2,716	(10)	10,262	9,763	5
Operating expense margin	68.8%	69.0%		57.9%	60.2%

Operating income	79	234	(66)	3,170	2,618	21
Operating income margin	2.2%	5.9%		17.9%	16.1%

Interest expense	42	42	—	167	173	(3)
Interest income and investment income, net	11	11	—	30	51	(41)
Other components of net periodic benefit cost	—	—	—	(2)	12	(100+)
Other income(D)	—	847	(100)	1	847	(100)
Earnings before income taxes	48	1,050	(95)	3,036	3,331	(9)
Provision for income taxes	(2)	35	(100+)	628	456	38
Net earnings	50	1,015	(95)	2,408	2,875	(16)
Net earnings(loss) attributable to noncontrolling interests	1	(4)	100+	(7)	(12)	42
Net earnings(loss) attributable to redeemable noncontrolling interest	1	7	(86)	(11)	7	(100+)
Net earnings attributable to The Estée Lauder Companies Inc.	$52	$1,018	(95)%	$2,390	$2,870	(17)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share
Basic	$.15	$2.81	(95)%	$6.64	$7.91	(16)%
Diluted	$.14	$2.76	(95)%	$6.55	$7.79	(16)%

Weighted-average common shares outstanding
Basic	358.0	362.9		360.0	362.9
Diluted	361.6	368.5		364.9	368.2

(A)In August 2020, the Company announced a two-year restructuring program, Post-COVID Business Acceleration Program (the “PCBA Program”), designed to realign its business to address the dramatic shifts to its distribution landscape and consumer behaviors in the wake of the COVID-19 pandemic. The PCBA Program will help improve efficiency and effectiveness by rebalancing resources to growth areas of prestige beauty. It will further strengthen the Company by building upon the foundational capabilities in which the Company has invested. The PCBA Program’s main areas of focus include accelerating the shift to online with the realignment of the Company’s distribution network reflecting freestanding store and certain department store closures, with a focus on North America and Europe, the Middle East & Africa; the reduction in brick-and-mortar point of sale employees and related support staff; and the redesign of the Company’s regional branded marketing organizations, plus select opportunities in global brands and functions. This program is expected to position the Company to better execute its long-term strategy while strengthening its financial flexibility. The Company plans to approve specific initiatives under the PCBA Program through fiscal 2022 and expects to substantially complete those initiatives through fiscal 2023. The Company expects that the PCBA Program will result in related restructuring and other charges totaling between $500 million and $515 million, before taxes.

The Company substantially completed initiatives approved under the Leading Beauty Program (the “LBF Program”) through fiscal 2021. Additional information about the LBF Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

(B)For the three and twelve months ended June 30, 2022, the Company recorded $3 million ($3 million, less the portion attributable to redeemable noncontrolling interest and net of tax, or $.01 per common share) and $(55) million ($(43) million, less the portion attributable to redeemable noncontrolling interest and net of tax, or ($.12) per common share), respectively, of expense(income) related to the change in fair value of acquisition-related stock options related to DECIEM. For the twelve months ended June 30, 2021, the Company recorded $40 million ($31 million, less portion attributable to redeemable noncontrolling interest and net of tax, or $.09 per common share) of acquisition-related stock option expense related to DECIEM stock options.

The Company recorded $2 million ($2 million, net of tax) of income within selling, general and administrative expenses for the three and twelve months ended June 30, 2021 to reflect changes in the fair value of its contingent consideration related to its fiscal 2016 acquisition.

(C)During the fiscal 2022 third quarter, given the lower-than-expected results from international expansion to areas that continue to be impacted by COVID-19, the Company made revisions to the internal forecasts relating to its GLAMGLOW reporting unit. The Company concluded that the changes in circumstances in the reporting unit triggered the need for an interim impairment review of its trademark intangible asset.

During the fiscal 2022 third quarter, given the lower-than-expected growth within key geographic regions and channels for Dr.Jart+ that continue to be impacted by the spread of COVID-19 variants and resurgence in cases and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the brand, the lower than expected growth in key retail channels for DECIEM, and the lower than expected results from international expansion to areas that continue to be impacted by COVID-19 for Too Faced, the Company made revisions to the internal forecasts relating to its Dr.Jart+, DECIEM and Too Faced reporting units.

The Company concluded that the changes in circumstances in the reporting units triggered the need for interim impairment reviews of their trademarks and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Dr.Jart+’s, DECIEM’s and Too Faced’s long-lived assets, including customer lists, may not be recoverable. Accordingly, the Company performed interim impairment tests for the trademarks and a recoverability test for the long-lived assets as of February 28, 2022. The Company concluded that the carrying amounts of the long-lived assets were recoverable. For the Dr.Jart+ reporting unit, the Company also concluded that the carrying value of the trademark intangible asset exceeded its estimated fair value and recorded an impairment charge. For the Too Faced and DECIEM reporting units, as the carrying values of the trademarks did not exceed their estimated fair values the Company did not record impairment charges. After adjusting the carrying values of the trademarks, the Company completed interim quantitative impairment tests for goodwill. As the estimated fair value of the Dr.Jart+, DECIEM and Too Faced reporting units were in excess of their carrying values, the Company concluded that the carrying amounts of the goodwill were recoverable and did not record a goodwill impairment charge related to these reporting units.

During the fiscal 2022 fourth quarter, based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2022, the Company determined that the carrying value of the Dr.Jart+ trademark exceeded its fair value. This determination was made based on updated internal forecasts. Given the lower-than-expected growth within key geographic regions and channels that continued to be impacted by the spread of COVID-19 variants, the resurgence in cases, regional lockdowns and the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the financial performance of the brand, we made revisions to the internal forecasts relating to the Dr.Jart+ reporting unit. These changes in circumstances were also indicators that the carrying amounts of their respective long-lived assets may not be recoverable. The Company concluded that the carrying value of the trademark intangible asset exceeded its estimated fair value. The Company concluded that the carrying amount of the long-lived assets were recoverable. For the three months ended June 30, 2022, the Company recognized other intangible asset impairment charges of $25 million ($19 million, net of tax, or $.05 per common share) relating to the Dr.Jart+ reporting unit.

The total other intangible asset impairment charges recorded for the twelve months ended June 30, 2022 were $241 million ($183 million, net of tax), with an impact of $.50 per common share.

During November 2020, given the actual and the estimate of the potential future impacts relating to the uncertainty of the duration and severity of COVID-19 impacting the Company and lower than expected results from geographic expansion, the Company made further revisions to the internal forecasts relating to its GLAMGLOW reporting unit, triggering a need for an interim impairment review.

During the fiscal 2021 fourth quarter, based on the Company’s annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2021, the Company determined that the carrying value of the GLAMGLOW and Smashbox trademarks exceeded their fair values. This determination was made based on updated internal forecasts, finalized and approved in June 2021, that reflected lower net sales growth projections due to a softer than expected retail environment for these brands, as well as the continued impacts relating to the uncertainty of the duration and severity of the COVID-19 pandemic. These changes in circumstances were also indicators that the carrying amounts of their respective long-lived assets may not be recoverable. The Company concluded that the carrying values of the trademarks exceeded their estimated fair values. The Company concluded that the carrying amounts of the long-lived assets were recoverable. For the three months ended June 30, 2021, the Company recognized other intangible asset impairment charges of $36 million ($27 million, net of tax, or $.08 per common share) relating to these reporting units.

The total goodwill and other intangible asset impairment charges recorded for the twelve months ended June 30, 2021 were $117 million ($91 million, net of tax, or $.25 per common share).

During March 2021, the Company recognized long-lived asset impairments related to other assets (i.e. rights associated with commercial operating leases), operating lease ROU assets and the related property, plant and equipment in certain freestanding stores primarily in Europe due to the impact of the COVID-19 pandemic.

During the fiscal 2021 fourth quarter, the Company also recognized $38 million ($31million, net of tax, or $.08 per common share) of long-lived asset impairments, included in Impairments of other intangible and long-lived assets, in the accompanying consolidated statements of earnings (loss) for the three months ended June 30, 2021, related to operating lease ROU assets of $21 million, as well as the related property, plant and equipment and other long-lived assets in certain freestanding stores of $16 million, combined.

The total long-lived asset impairment charges recognized for the twelve months ended June 30, 2021 were $71 million ($57 million, net of tax, or $.15 per common share), related to other assets (i.e. rights associated with commercial operating leases) of $27 million, operating lease ROU assets of $25 million, as well as the related property, plant and equipment in certain freestanding stores of $19 million.

For the three and twelve months ended June 30, 2021, total goodwill, other intangible and long-lived asset impairment charges were $74 million ($58 million, net of tax, or $.16 per common share) and $188 million ($148 million, net of tax, or $.40 per common share), respectively.

(D)In conjunction with the increased investment in DECIEM in May 2021, the Company recorded a gain on its previously held equity method investment of $847 million ($847 million, net of tax) which had an impact of $2.30 per common share for the three and twelve months ended June 30, 2021.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended June 30, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$—	$1	$3	$4	$3	$.01
PCBA Program	1	7	85	3	96	76.21
Change in fair value of acquisition-related stock options				3	3	3.01
Other intangible asset impairments				25	25	19.05
Total	$1	$7	$86	$34	$128	$101	$.28

	Year Ended June 30, 2022
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$2	$(1)	$16	$17	$13	$.04
PCBA Program	4	5	109	9	127	100.27
Change in fair value of acquisition-related stock options				(55)	(55)	(43)	(.12)
Other intangible asset impairments				241	241	183.50
Other income				(1)	(1)	(1)	—
Total	$4	$7	$108	$210	$329	$252	$.69

	Three Months Ended June 30, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$4	$(8)	$5	$1	$1	$—
PCBA Program	4	(3)	34	1	36	26.07
Changes in fair value of contingent consideration				—	—	—	—
Acquisition-related stock option expense				40	40	31.09
Goodwill, other intangible and long-lived asset impairments				74	74	58.16
Other income				(847)	(847)	(847)	(2.30)
Total	$4	$1	$26	$(727)	$(696)	$(731)	$(1.98)

	Year Ended June 30, 2021
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
Leading Beauty Forward	$—	$8	$(15)	$14	$7	$6	$.02
PCBA Program	14	2	201	4	221	170.46
Changes in fair value of contingent consideration				(2)	(2)	(2)	(.01)
Acquisition-related stock option expense				40	40	31.09
Goodwill, other intangible and long-lived asset impairments				188	188	148.40
Other income				(847)	(847)	(847)	(2.30)
Total	$14	$10	$186	$(603)	$(393)	$(494)	$(1.34)

Results by Product Category (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
Skin Care	$1,883	$2,371	(21)%	(18)%	$287	$583	(51)%
Makeup	993	960	3	7	(95)	(269)	65
Fragrance	521	448	16	22	10	(33)	100+
Hair Care	156	153	2	5	(20)	(9)	(100+)
Other	9	8	13	13	(3)	(1)	(100+)
Subtotal	$3,562	$3,940	(10)%	(7)%	$179	$271	(34)%
Returns/charges associated with restructuring and other activities	(1)	(4)			(100)	(37)
Total	$3,561	$3,936	(10)%	(7)%	$79	$234	(66)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended June 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
Skin Care	(21)%	3%	(3)%	(21)%
Makeup	8	(1)	(4)	3
Fragrance	22	—	(6)	16
Hair Care	5	—	(3)	2
Other	13	—	—	13
Subtotal	(8)%	1%	(3)%	(10)%
Returns associated with restructuring and other activities				—
Total	(8)%	1%	(3)%	(10)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impact of currency translation.

Results by Geographic Region (Unaudited)

	Three Months Ended June 30
	Net Sales		Percentage Change		Operating Income (Loss)		Percentage Change
($ in millions)	2022	2021	Reported Basis	Constant Currency	2022	2021	Reported Basis
The Americas	$1,076	$960	12%	11%	$115	$262	(56)%
Europe, the Middle East & Africa	1,480	1,670	(11)	(7)	(6)	(94)	94
Asia/Pacific	1,006	1,310	(23)	(19)	70	103	(32)
Subtotal	$3,562	$3,940	(10)%	(7)%	$179	$271	(34)%
Returns/charges associated with restructuring and other activities	(1)	(4)			(100)	(37)
Total	$3,561	$3,936	(10)%	(7)%	$79	$234	(66)%

Organic Net Sales Growth - Reconciliation to GAAP (Unaudited)
	Three Months Ended June 30 2022 vs. 2021
	Organic Net Sales Growth (Non-GAAP)(1)	Impact of Acquisitions, Divestitures and Brand Closures, Net	Impact of Foreign Currency Translation	Net Sales Growth (GAAP)
The Americas	9%	2%	1%	12%
Europe, the Middle East & Africa	(9)	2	(4)	(11)
Asia/Pacific	(19)	—	(4)	(23)
Subtotal	(8)%	1%	(3)%	(10)%
Returns associated with restructuring and other activities				—
Total	(8)%	1%	(3)%	(10)%

(1)Organic net sales growth represents net sales growth excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures (notably DECIEM and BECCA); as well as the impact of currency translation.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the way the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period to period. In the future, the Company expects to incur charges or make adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. Our non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended June 30
	2022					2021			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,561	$1	$3,562	$120	$3,682	$3,936	$4	$3,940	(10)%	(7)%
Cost of sales	1,031	(7)	1,024	33	1,057	986	(1)	985
Gross profit	2,530	8	2,538	87	2,625	2,950	5	2,955	(14)%	(11)%
Gross margin	71.0%		71.3%		71.3%	74.9%		75.0%

Operating expenses	2,451	(120)	2,331	85	2,416	2,716	(146)	2,570	(9)%	(6)%
Operating expense margin	68.8%		65.4%		65.6%	69.0%		65.2%
Operating income	79	128	207	2	209	234	151	385	(46)%	(46)%
Operating income margin	2.2%		5.8%		5.7%	5.9%		9.8%

Other income	—	—	—	—	—	847	(847)	—	—%	—%
Provision(benefit) for income taxes	(2)	27	25	1	26	35	26	61	(59)%	(57)%

Net earnings attributable to The Estée Lauder Companies Inc.	$52	$101	$153	$2	$155	$1,018	$(731)	$287	(47)%	(46)%
Diluted EPS	$.14	$.28	$.42	$.01	$.43	$2.76	$(1.98)	$.78	(46)%	(45)%

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Year Ended June 30
	2022					2021			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$17,737	$4	$17,741	$88	$17,829	$16,215	$14	$16,229	9%	10%
Cost of sales	4,305	(7)	4,298	29	4,327	3,834	(10)	3,824
Gross profit	13,432	11	13,443	59	13,502	12,381	24	12,405	8%	9%
Gross margin	75.7%		75.8%		75.7%	76.4%		76.4%

Operating expenses	10,262	(319)	9,943	80	10,023	9,763	(430)	9,333	7%	7%
Operating expense margin	57.9%		56.0%		56.2%	60.2%		57.5%
Operating income	3,170	330	3,500	(21)	3,479	2,618	454	3,072	14%	13%
Operating income margin	17.9%		19.7%		19.5%	16.1%		18.9%

Other income	1	(1)	—	—	—	847	(847)	—	—%	—%
Provision for income taxes	628	89	717	(5)	712	456	92	548	31%	30%

Net earnings attributable to The Estée Lauder Companies Inc.	$2,390	$252	$2,642	$(14)	$2,628	$2,870	$(494)	$2,376	11%	11%
Diluted EPS	$6.55	$.69	$7.24	$(.04)	$7.2	$7.79	$(1.34)	$6.45	12%	12%

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	June 30, 2022	June 30, 2021
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,957	$4,958
Accounts receivable, net	1,629	1,702
Inventory and promotional merchandise	2,920	2,505
Prepaid expenses and other current assets	792	603
Total current assets	9,298	9,768
Property, plant and equipment, net	2,650	2,280
Operating lease right-of-use assets	1,949	2,190
Other assets	7,013	7,733
Total assets	$20,910	$21,971

LIABILITIES AND EQUITY

Current debt	$268	$32
Accounts payable	1,822	1,692
Operating lease liabilities	365	379
Other accrued liabilities	3,360	3,195
Total current liabilities	5,815	5,298
Long-term debt	5,144	5,537
Long-term operating lease liabilities	1,868	2,151
Other noncurrent liabilities	1,651	2,037
Total noncurrent liabilities	8,663	9,725
Redeemable noncontrolling interest	842	857
Total equity	5,590	6,091
Total liabilities and equity	$20,910	$21,971

SELECT CASH FLOW DATA (Unaudited, except where noted)

	Twelve Months Ended June 30
($ in millions)	2022	2021 (Audited)
Net earnings	$2,408	$2,875
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	727	651
Deferred income taxes	(149)	(230)
Goodwill, other intangible and long-lived asset impairments	241	188
Gain on previously held equity method investment	(1)	(847)
Other items	368	440
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(10)	(398)
Increase in inventory and promotional merchandise	(602)	(140)
Decrease (increase) in other assets, net	(101)	13
Increase in accounts payable and other liabilities	159	1,079
Net cash flows provided by operating activities	$3,040	$3,631

Other Investing and Financing Sources (Uses):
Capital expenditures	$(1,040)	$(637)
Settlement of net investment hedges	108	(152)
Payments for acquired businesses, net of cash acquired	(3)	(1,065)
Purchases of investments	(10)	(42)
Payments to acquire treasury stock	(2,309)	(733)
Dividends paid	(840)	(753)
Proceeds (repayments) of current debt, net	(4)	(744)
Proceeds of long-term debt, net	(18)	137

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